Exhibit 99.1

CONTACTS:

Brian Turcotte

Investor Relations

561-438-3657

brian.turcotte@officedepot.com

Brian Levine

Public Relations

561-438-2895

brian.levine@officedepot.com

OFFICE DEPOT ANNOUNCES FIRST QUARTER 2010 RESULTS

Boca Raton, Fla., April 27, 2010 — Office Depot, Inc. (NYSE: ODP), a leading global provider of office products and services, today announced results for the fiscal quarter ending March 27, 2010.

FIRST QUARTER RESULTS 1

Total Company sales in the first quarter of 2010 were $3.1 billion, a 5% decrease compared to the first quarter of 2009.

The Company reported earnings, after preferred stock dividends, of $20 million in the first quarter of 2010, compared to a loss of $55 million in the first quarter of 2009. Earnings per share were $0.07 for the quarter, versus a loss per share of $0.20 in the same period one year ago. In the first quarter of 2009, after-tax restructuring related Charges negatively impacted earnings per share by $0.30.

Total Company operating expenses decreased approximately 12% from the first quarter of 2009. This decrease primarily reflects the Charges taken in the first quarter of 2009 and lower distribution costs in the first quarter of 2010. EBIT was $62 million in the first quarter of 2010, versus EBIT adjusted for Charges of $57 million in the prior year period.

In the first quarter of 2010, the Company had $11 million of free cash flow and closed the period with $663 million in cash on hand.

“Our first quarter operating results exceeded our expectations due primarily to a stronger than anticipated performance for the second consecutive quarter by our International Division,” said Mike Newman, Office Depot’s chief financial officer. “We’re pleased that these results include year-over-year gross profit margin improvement, marking the third consecutive quarter of such improvement.”

FIRST QUARTER DIVISION RESULTS

North American Retail Division

First quarter 2010 sales in the North American Retail Division were $1.3 billion, a decrease of 6% compared to the same period last year, mostly due to closing 120 stores in 2009 as part of the restructuring. Comparable store sales in the 1,133 stores in the U.S. and Canada that have been open for more than one year decreased 1% for the first quarter compared to the prior year period. Although the average order value increased in the first quarter of 2010, compared to the first quarter of 2009, customer transaction counts were down from the prior year period.

1 Includes non-GAAP information. First quarter 2009 results include impacts of previously announced programs (“Charges”). Additional information is provided in our Form 10-Q filing. Reconciliations from GAAP to non-GAAP financial measures can be found in this release, as well as on the corporate web site, www.officedepot.com, under the category Investor Relations.

The North American Retail Division reported operating profit of $73 million in the first quarter of 2010, compared to $81 million reported in the same period of the prior year. The operating profit decline was driven by the negative impact of lower sales and increased advertising expenses to drive brand awareness, somewhat offset by expense reduction.

During the first quarter of 2010, Office Depot closed seven stores and opened four, bringing the total store count for North America to 1,149 as of March 27, 2010.

North American Business Solutions Division

First quarter 2010 sales in the North American Business Solutions Division were $831 million, a decrease of 9% compared to the same period last year. The number of customer transactions and average order value continued to be down versus the prior year period, with lower customer transaction counts primarily driving the decline in sales. Geographically, the double-digit sales decline in California exceeded the average rate of decline for the entire Division.

The North American Business Solutions Division reported operating profit of $20 million in the first quarter of 2010, compared to $33 million for the same period of the prior year. The drivers of the first quarter operating profit change versus one year ago include the flow-through effect of lower sales and the adverse impact of the extreme winter weather that occurred in the Northeast and Southeast. Heavy snow forced the closing of some distribution facilities resulting in missed deliveries during the quarter.

International Division

First quarter 2010 sales in the International Division were $894 million, an increase of 2% in U.S. dollars compared with the same period last year. First quarter sales in local currency decreased by 5% due primarily to a decline in the number of customer transaction counts.

The International Division reported an operating profit of $42 million in the first quarter of 2010, compared to $19 million in the same period of the prior year. The International Division operating profit improvement in the first quarter of 2010 was driven by a number of factors including better pricing management as well as reduced distribution and advertising costs. Exiting the retail business in Japan during 2009 and the change in exchange rates, driven by a weaker U.S. dollar, also favorably impacted operating profit in the first quarter of 2010, compared to the same period in 2009. These positive factors more than offset the negative flow through impact of lower sales.

Other Matters

On March 26, 2010, Office Depot entered into a Second Amendment of its asset-based loan credit facility. The amendment allows the Company to pay cash dividends on the preferred stock or make share repurchases in an aggregate amount of $50 million in any fiscal year, subject to meeting certain conditions. These conditions include having a minimum of $750 million in liquidity, of which $500 million must be available under the credit facility, and no default or event of default has occurred or is continuing. The Company’s Board of Directors approved a cash dividend payment in the amount of approximately $9 million to the holders of the preferred stock, which was paid on April 1, 2010. The Company’s Board of Directors will determine if the dividend will be paid in cash or in kind at each quarterly payment date.

Additional information on the Company’s first quarter year results can be found in our Form 10-Q filed with the Securities and Exchange Commission on April 27, 2010. Additional information on the Company’s first quarter can also be found in our supplemental investor presentation found in the Investor Relations section of the corporate website, www.officedepot.com, under the category Financial Information.

Non-GAAP Reconciliation

A reconciliation of GAAP results to non-GAAP results excluding certain items is presented in this release and also may be found in the Investor Relations section of the corporate website, www.officedepot.com, under the category Financial Information.

Conference Call Information

Office Depot will hold a conference call for investors and analysts at 9 a.m. (Eastern Daylight Time) today. The conference call will be available to all investors via Web cast at http://investor.officedepot.com. Interested parties may contact Investor Relations at 561-438-7893 for further information.

About Office Depot

Every day, Office Depot is Taking Care of Business for millions of customers around the globe. For the local corner store as well as Fortune 500 companies, Office Depot provides products and services to its customers through 1,587 worldwide retail stores, a dedicated sales force, top-rated catalogs and a $4.2 billion e-commerce operation. Office Depot has annual sales of approximately $12.1 billion, and employs about 41,000 associates around the world. The Company provides more office products and services to more customers in more countries than any other company, and currently sells to customers directly or through affiliates in 52 countries.

Office Depot’s common stock is listed on the New York Stock Exchange under the symbol ODP and is included in the S&P 500 Index. Additional press information can be found at: http://mediarelations.officedepot.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS: The Private Securities Litigation Reform Act of 1995, as amended (the “Act”) provides protection from liability in private lawsuits for “forward-looking” statements made by public companies under certain circumstances, provided that the public company discloses with specificity the risk factors that may impact its future results. We want to take advantage of the “safe harbor” provisions of the Act. Certain statements made in this press release are forward-looking statements under the Act. Except for historical financial and business performance information, statements made in this press release should be considered forward-looking as referred to in the Act. Much of the information that looks towards future performance of our company is based on various factors and important assumptions about future events that may or may not actually come true. As a result, our operations and financial results in the future could differ materially and substantially from those we have discussed in the forward-looking statements made in this press release. Certain risks and uncertainties are detailed from time to time in our filings with the United States Securities and Exchange Commission (“SEC”). You are strongly urged to review all such filings for a more detailed discussion of such risks and uncertainties. The Company’s SEC filings are readily obtainable at no charge at www.sec.gov and at www.freeEDGAR.com, as well as on a number of other commercial web sites.

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 27, 2010	December 26, 2009	March 28, 2009
Assets
Current assets:
Cash and cash equivalents	$663,299	$659,898	$175,957
Receivables, net	1,009,642	1,121,160	1,174,176
Inventories	1,142,478	1,252,929	1,128,061
Deferred income taxes	19,316	16,637	212,744
Prepaid expenses and other current assets	150,317	155,705	182,825

Total current assets	2,985,052	3,206,329	2,873,763
Property and equipment, net	1,236,772	1,277,655	1,416,996
Goodwill	19,431	19,431	19,431
Other intangible assets	24,066	25,333	27,195
Deferred income taxes	76,634	81,706	267,923
Other assets	292,846	279,892	246,187

Total assets	$4,634,801	$4,890,346	$4,851,495

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$973,422	$1,081,381	$1,098,977
Accrued expenses and other current liabilities	1,171,088	1,280,296	1,099,310
Income taxes payable	18,652	6,683	8,631
Short-term borrowings and current maturities of long-term debt	59,128	59,845	54,687

Total current liabilities	2,222,290	2,428,205	2,261,605
Deferred income taxes and other long-term liabilities	615,300	654,851	646,211
Long-term debt, net of current maturities	661,104	662,740	674,888

Total liabilities	3,498,694	3,745,796	3,582,704

Commitments and contingencies
Redeemable preferred stock, net (liquidation preference – $368,516 in 2010 and $368,116 in December 2009)	355,979	355,308	—

Stockholders’ equity:
Office Depot, Inc. stockholders’ equity:
Common stock – authorized 800,000,000 shares of $.01 par value; issued and outstanding shares – 281,418,223 in 2010, 280,652,278 in December 2009 and 280,628,656 in March 2009	2,814	2,807	2,806
Additional paid-in capital	1,189,611	1,193,157	1,197,372
Accumulated other comprehensive income	201,474	238,379	170,719
Accumulated deficit	(560,727)	(590,195)	(48,469)
Treasury stock, at cost – 5,915,268 shares in 2010 and December 2009, 5,926,763 shares in March 2009	(57,733)	(57,733)	(57,812)

Total Office Depot, Inc. stockholders’ equity	775,439	786,415	1,264,616
Noncontrolling interest	4,689	2,827	4,175

Total stockholders’ equity	780,128	789,242	1,268,791

Total liabilities and stockholders’ equity	$4,634,801	$4,890,346	$4,851,495

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	13 Weeks Ended
	March 27, 2010	March 28, 2009

Sales	$3,071,970	$3,225,264
Cost of goods sold and occupancy costs	2,158,239	2,315,002

Gross profit	913,731	910,262

Store and warehouse operating and selling expenses	690,011	794,320
General and administrative expenses	168,217	176,399

Operating profit (loss)	55,503	(60,457)

Other income (expense):
Interest income	537	1,194
Interest expense	(17,772)	(17,918)
Miscellaneous income (expense), net	6,099	(3,559)

Earnings (loss) before income taxes	44,367	(80,740)

Income tax expense (benefit)	15,127	(25,408)

Net earnings (loss)	29,240	(55,332)

Less: Net loss attributable to the noncontrolling interest	(228)	(593)

Net earnings (loss) attributable to Office Depot, Inc.	29,468	(54,739)

Preferred stock dividends	9,475	—

Income (loss) available to common shareholders	$19,993	(54,739)

Earnings (loss) per common share:
Basic	$0.07	$(0.20)
Diluted	0.07	(0.20)

Weighted average number of common shares outstanding:
Basic	274,233	273,179
Diluted	274,233	273,179

OFFICE DEPOT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	13 Weeks Ended
	March 27, 2010	March 28, 2009

Cash flows from operating activities:
Net earnings (loss)	$29,240	$(55,332)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	52,702	53,662
Charges for losses on inventories and receivables	12,195	23,671
Changes in working capital and other	(41,503)	75,751

Net cash provided by operating activities	52,634	97,752

Cash flows from investing activities:
Capital expenditures	(41,440)	(30,860)
Proceeds from assets sold and other	13,770	98,209

Net cash provided by (used in) investing activities	(27,670)	67,349

Cash flows from financing activities:
Proceeds from exercise of stock options and sale of stock under employee stock purchase plans	777	18
Tax benefits from employee share-based payments	1,635	—
Share transactions under employee related plans	(1,269)	—
Debt related fees	(4,688)	—
Net payments on borrowings	(2,799)	(140,008)

Net cash used in financing activities	(6,344)	(139,990)

Effect of exchange rate changes on cash and cash equivalents	(15,219)	(4,899)

Net increase in cash and cash equivalents	3,401	20,212
Cash and cash equivalents at beginning of period	659,898	155,745

Cash and cash equivalents at end of period	$663,299	$175,957

OFFICE DEPOT, INC.

GAAP to Non-GAAP Reconciliations

A reconciliation of GAAP financial measures to non-GAAP financial measures and the limitations on their use may be accessed in the “Investor Relations” section of our corporate website, www.officedepot.com. Certain portions of those reconciliations are provided in the following tables. ($ in millions, except per share amounts)

Q1 2009	GAAP	% of Sales	Charges	Non-GAAP	% of Sales

Gross profit	$910.3	28.2%	$9.9	$920.2	28.5%

Operating expenses	$970.7	30.1%	$(110.1)	$860.6	26.7%

Operating profit (loss)	$(60.4)	(1.9)%	$120.0	$59.6	1.8%

Income (loss) available to common shareholders	$(54.7)	(1.7)%	$82.0	$27.3	0.8%

Diluted earnings (loss) per share	$(0.20)		$0.30	$0.10

	Q1 2010	Q1 2009
Cash Flow Summary
Net cash provided by (used in) operating activities	$52.6	$97.8
Net cash provided by (used in) investing activities	(27.7)	67.3
Net cash provided by (used in) financing activities	(6.3)	(140.0)
Effect of exchange rate changes on cash and cash equivalents	(15.2)	(4.9)

Net increase (decrease) in cash and cash equivalents	$3.4	$20.2

Free Cash Flow
Net cash provided by (used in) operating activities	$52.6	$97.8
Less: Capital expenditures	41.4	30.9

Free Cash Flow	$11.2	$66.9

Cash Flow Before Financing Activities
Net increase (decrease) in cash and cash equivalents	$3.4	$20.2
Less: Net cash provided by (used in) financing activities	(6.3)	(140.0)

Cash Flow Before Financing Activities	$9.7	$160.2

Free cash flow is calculated as net cash provided by (used in) operating activities less capital expenditures.

Cash flow before financing activities is calculated as the net increase (decrease) in cash and cash equivalents less net cash provided by (used in) financing activities.

OFFICE DEPOT, INC.

DIVISION INFORMATION

(Unaudited)

North American Retail Division

	First Quarter
(Dollars in millions)	2010	2009

Sales	$1,347.5	$1,436.4
% change	(6)%	(16)%

Division operating profit	$73.0	$81.3
% of sales	5.4%	5.7%

North American Business Solutions Division

	First Quarter
(Dollars in millions)	2010	2009

Sales	$830.6	$914.1
% change	(9)%	(17)%

Division operating profit	$20.2	$33.1
% of sales	2.4%	3.6%

International Division

	First Quarter
(Dollars in millions)	2010	2009

Sales	$893.8	$874.7
% change	2%	(24)%
% change in local currency sales	(5)%	(9)%

Division operating profit	$41.6	$18.5
% of sales	4.7%	2.1%

Division operating profit excludes Charges from the Division performance, as those Charges are evaluated at a corporate level.

OFFICE DEPOT, INC.

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

Selected Operating Highlights

	13 Weeks Ended
	March 27, 2010	March 28, 2009
Store Statistics

United States and Canada:
Store count:
Stores opened	4	—
Stores closed	7	107
Stores relocated	—	1
Total U.S. and Canada stores	1,149	1,160

North American Retail Division square footage:	28,006,644	28,347,697
Average square footage per NAR store	24,375	24,438

International Division company-owned:
Store count:
Stores opened	3	2
Stores closed	—	5
Total International company-owned stores	140	159